UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Harvest Natural Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0196707
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300 Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 1 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on April 9, 1997, by Harvest Natural Resources, Inc. (the “Company”).

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to reflect a reverse stock split.

Item 1.	Description of Registrant’s Securities to be Registered.

A reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock became effective on November 3, 2016 (the “Effective Date”). Pursuant to the Reverse Stock Split, every four shares of Common Stock issued and outstanding on the Effective Date was automatically converted into one share of Common Stock, without any change to the par value per share, and the number of authorized shares of Common Stock was reduced from 150,000,000 to 37,500,000. After the Reverse Stock Split, the Company’s Common Stock will have the same proportional voting rights and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split, except for minor changes and adjustments resulting from the treatment of fractional shares.

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed as part of this Amendment.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Harvest Natural Resources, Inc.

By:	/s/ Keith L. Head
Name:	Keith L. Head
Title:	Vice President & General Counsel

Date: November 4, 2016

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